Exhibit 5.1

                                                            _______, 2004

QLT Inc.
887 Great Northern Way
Vancouver, BC
Canada V5T 4T5

Dear Sirs/Mesdames:

Re:	QLT Inc. Registration Statement on Form S-4

We have acted as corporate counsel to QLT Inc., a company existing under the Business Corporations Act (British Columbia) (the “Company”), in connection with the registration by the Company pursuant to a registration statement (the “Registration Statement”) on Form S-4 filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), related to the proposed issuance by the Company of common shares (the “Shares”) in connection with the Merger (the “Merger”) contemplated by the Agreement and Plan of Merger dated as of June 14, 2004 among the Company, Aspen Acquisition Corp., a Delaware corporation and wholly-owned subsidiary of the Company, and Atrix, Laboratories Inc., a Delaware corporation (“Atrix”) (the “Merger Agreement”). Upon consummation of the Merger, Atrix shareholders will receive one common share of the Company and $14.61 in cash for each share of Atrix common stock, as more fully described in the Registration Statement. This opinion is being delivered in connection with the Registration Statement, to which this opinion appears as an exhibit.

We have examined the Registration Statement and Merger Agreement, which has been filed with the Commission as an exhibit to the Registration Statement. We also have examined the originals, or duplicate, certified, conformed, telecopied or photostatic copies, of such corporate records, agreements, documents and other instruments and have made such other investigations as we have considered necessary or relevant for the purposes of this opinion. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers and representatives of the Company.

In giving this opinion, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to authentic original documents of all documents submitted to us as duplicates, certified, conformed, telecopied or photostatic copies and the authenticity of the originals of such latter documents.

_______, 2004

We are qualified to express opinions only with respect to the laws of the Province of British Columbia and the federal laws of Canada applicable therein. We express no opinion on the laws of any jurisdiction other than the Province of British Columbia and the federal laws of Canada applicable therein.

Based and relying upon the foregoing, and subject to the qualifications, assumptions and limitations stated herein, we are of the opinion that the Shares have been duly authorized by the Company and, when issued in accordance with the terms and conditions of the Merger Agreement, will be validly issued, fully paid and non-assessable.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption “Legal Matters” in the proxy statement/prospectus included in the Registration Statement. In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

This opinion is addressed to you for your sole benefit in connection with the above-described transaction. This opinion may not be relied upon by you for any other purpose or relied upon by, or furnished to, any other person, firm or corporation, or quoted from or referred to in any document other than the Registration Statement, or used for any other purpose, without our prior written consent.

Yours truly,